Exhibit 99.1

SandRidge Energy, Inc. Reports Financial and Operational Results for the

First Quarter of 2013

Company Management in Conjunction With Expanded Board of Directors

Reviews Company’s Strategy, Assets and Investment and Spending Plans

Mississippian Quarterly Production Grew to 39.5 MBoe per Day (46% Oil), a 10% Increase

from the Previous Period and a 105% Increase over the First Quarter of 2012

Brought on 109 Mississippian Wells with an Average 30-day IP of 330 Boe per Day during the

First Quarter

Issues Revised 2013 Guidance, a 33% Reduction in Capital Expenditures from 2012

- Estimated Total Production of 32.7 MMBoe

- Estimated Mississippian Production of 16.2 MMBoe, 60% Growth

- Planned Capital Expenditures of $1.45 Billion, $700 Million Decrease from 2012

Oklahoma City, Oklahoma, May 7, 2013 – SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the quarter ended March 31, 2013.

Strategic Direction

Over the last two months the SandRidge management team and Board of Directors have been reviewing and analyzing the company’s strategy, assets and spending levels. This effort has resulted in notable changes to the 2013 business plan, including an increasing focus on capital discipline, creating sustainable returns and lowering risk levels. The company’s development plans for its assets, primarily the Mississippian Play, are being concentrated in its most proven acreage, near existing infrastructure, with a higher proportion of capital directed toward drilling producing wells. This focus on capital efficiency has resulted in a reduction in the capital investment budget for 2013 and an extension of the company’s liquidity, all while the company continues to unlock value in its assets and generate meaningful production growth. Additionally management and the Board have undertaken overhead cost saving initiatives and reductions, the impact of which the company expects to begin realizing in the last half of 2013.

Key Financial Results

•	Adjusted EBITDA of $270 million for first quarter 2013 compared to $185 million in first quarter 2012.

•	Operating cash flow of $182 million for first quarter 2013 compared to $151 million in first quarter 2012.

•

Net loss applicable to common stockholders of $493 million, or $1.03 per diluted share, for first quarter 2013 compared to net loss applicable to common stockholders of $232 million, or $0.58 per diluted share, in first quarter 2012.

•	Adjusted net income of $2.0 million, or $0.00 per diluted share, for first quarter 2013 compared to adjusted net income of $21.2 million, or $0.04 per diluted share, in first quarter 2012.

Adjusted net income available (loss applicable) to common stockholders, adjusted EBITDA and operating cash flow are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 9.

Highlights

•	Maintained industry leading Mississippian well cost of $3.1 million during the first quarter

•	Completed three Mississippian wells with 30-day IPs over 1,000 Boe per day in the first quarter

•	Stacked pay testing program yields early success in three Oklahoma counties:

•	Four successful horizontal tests in the following zones: Chester Sandstone, Middle and Lower Mississippian intervals

•	Initial production from the four wells exceeded the company’s Mississippian type curve with an average 30-day IP of 462 Boe per day (201 Bopd)

•	Gulf of Mexico and Gulf Coast production averaged 32.4 MBoe per day during the first quarter

•	Ended the first quarter with approximately $2.1 billion of liquidity and a leverage ratio of 2.26x

•	Redeemed approximately $1.1 billion of senior notes resulting in a yearly interest expense reduction of approximately $100 million

•	Hedged production through the remainder of 2013:

•	86% (9.5 MMBbls) of estimated oil production hedged at $99 per barrel

•	56% (43 Bcf) of estimated natural gas production hedged at $4.10 per MMBtu

Drilling and Operational Activities

SandRidge averaged 38 rigs operating during the first quarter of 2013 and drilled 179 wells. A total of 169 operated wells were completed and brought on production during the first quarter of 2013.

Mississippian Play. During the first quarter of 2013, SandRidge drilled 122 horizontal wells: 91 in Oklahoma and 31 in Kansas. SandRidge also drilled seven disposal wells during the quarter. The company exited the quarter with 32 horizontal rigs operating in the play: 23 drilling wells in Oklahoma and nine drilling wells in Kansas. Additionally, the company had two rigs drilling disposal wells. The company’s Mississippian assets produced 39.5 MBoe per day during the first quarter (46% oil).

With the revised capital expenditure plan, the company expects to average 25 horizontal rigs and drill approximately 425 horizontal wells in 2013. As a result of the reduced rig count and further optimization of its salt water disposal system, the company now expects to drill 44 disposal wells in 2013. Compared to the previous year, the revised capital budget yields a 27% decrease in disposal wells while growing the horizontal well count by 7%.

Gulf of Mexico / Gulf Coast. During the first quarter of 2013, SandRidge drilled and completed one well. The company also participated in the drilling of one non-operated well and had four wells in progress at the end of the quarter. Additionally, SandRidge performed five recompletions and participated in four non-operated recompletions during the quarter. The company’s Gulf of Mexico and Gulf Coast assets produced 32.4 MBoe per day during the first quarter (46% oil).

Permian Basin. On February 26, 2013, the company closed the sale of its Permian Basin assets other than those associated with SandRidge Permian Trust. The divested assets produced approximately 1.15 MMBoe net during the first quarter before the close of the sale. In the company’s retained Permian properties, 55 wells were drilled during the first quarter of 2013. SandRidge plans to utilize three rigs and expects to drill approximately 220 wells in 2013, all for SandRidge Permian Trust. The company’s retained Permian Basin assets produced 5.6 MBoe per day during the first quarter (95% oil).

Other Operating Areas. During the first quarter, SandRidge’s legacy West Texas properties produced approximately 7.6 MBoe per day (99% natural gas). Additionally, its legacy Mid-Continent assets produced 2.2 MBoe per day in the first quarter (80% natural gas).

Additional 2013 Guidance detail is available on the company’s website, www.sandridgeenergy.com, under Investor Relations/Guidance.

Operational and Financial Statistics

Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended March 31,
	2013	2012
Production
Oil (MBbl) (1)	4,442	3,427
Natural gas (MMcf)	27,321	15,746
Oil equivalent (MBoe)	8,995	6,051
Daily production (MBoed)	99.9	66.5

Average price per unit
Realized oil price per barrel - as reported (1)	$87.88	$89.99
Realized impact of derivatives per barrel (1)	3.15	(3.72)

Net realized price per barrel (1)	$91.03	$86.27

Realized natural gas price per Mcf - as reported	$3.21	$2.10
Realized impact of derivatives per Mcf	(0.02)	0.25

Net realized price per Mcf	$3.19	$2.35

Realized price per Boe - as reported	$53.14	$56.42

Net realized price per Boe - including impact of derivatives	$54.65	$54.96

Average cost per Boe
Lease operating	$14.73	$13.77
Production taxes	1.05	2.03
General and administrative
General and administrative, excluding stock-based compensation (2)	6.63	6.43
Stock-based compensation (3)	2.21	1.88
Depletion (4)	18.60	14.82

Lease operating cost per Boe
Mississippian	$9.18	$9.59
Permian Basin	13.68	13.16
Offshore	20.99	32.55

Earnings per share
Loss per share applicable to common stockholders
Basic	$(1.03)	$(0.58)
Diluted	(1.03)	(0.58)

Adjusted net (loss) income per share (applicable) available to common stockholders
Basic	$(0.02)	$0.02
Diluted	0.00	0.04

Weighted average number of common shares outstanding (in thousands)
Basic	477,826	400,597
Diluted (5)	569,126	500,116

(1)	Includes NGLs.
(2)	Includes transaction costs, legal settlements, severance and consent solicitation costs totaling $18.0 million and $2.9 million for the three-month periods ended March 31, 2013 and 2012, respectively.
(3)	Three-month period ended March 31, 2013 includes $7.6 million for the acceleration of certain stock awards.
(4)	Includes accretion of asset retirement obligation.
(5)	Includes shares considered antidilutive for calculating earnings per share in accordance with GAAP for certain periods presented.

Discussion of First Quarter 2013 Financial Results

Oil and natural gas revenue increased 40% to $478 million in the first quarter of 2013 from $341 million in the same period of 2012 as a result of increases in oil and natural gas production. Oil production increased 30% to 4.4 MMBbls from first quarter 2012 production of 3.4 MMBbls and natural gas production increased 74% to 27.3 Bcf from first quarter 2012 production of 15.7 Bcf. Production increases were attributable to continued development of the company’s properties in the Mississippian play and production contributed by properties acquired in the second quarter of 2012. The production increase was partly offset by lower quarterly production from the company’s Permian properties resulting from the Permian divestiture that closed in the first quarter of 2013. Realized reported prices, which exclude the impact of derivative settlements, were $87.88 per barrel and $3.21 per Mcf during the first quarter of 2013. Realized reported prices in the same period of 2012 were $89.99 per barrel and $2.10 per Mcf.

First quarter 2013 production expense was $14.73 per Boe compared to first quarter 2012 production expense of $13.77 per Boe. The increase was primarily due to additional costs related to offshore properties acquired during the second quarter of 2012 as higher cost-per-unit offshore production volumes comprised a larger percentage of total production during the 2013 period. In SandRidge’s primary onshore operations, production expense continued to decrease as a result of improving efficiencies. In the company’s Mississippian play, first quarter production expense decreased 4% year-over-year from $9.59 to $9.18 per Boe.

Depletion per unit in the first quarter of 2013 was $18.60 per Boe compared to $14.82 per Boe in the same period of 2012. The increase in rate per unit primarily resulted from the addition of offshore properties acquired during the second quarter of 2012 to the company’s depletable asset base.

Capital Expenditures

The table below summarizes the company’s capital expenditures for the quarters ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Drilling and production
Mid-Continent	$234,326	$219,451
Permian Basin	60,895	162,319
Gulf of Mexico/Gulf Coast	52,077	1,827
WTO/Tertiary/Other	—	11,030

	347,298	394,627
Leasehold and seismic
Mid-Continent	11,260	87,739
Permian Basin	360	2,956
Gulf of Mexico/Gulf Coast	720	43
WTO/Tertiary/Other	868	1,820

	13,208	92,558

Inventory	(2,966)	4,649

Total exploration and development	357,540	491,834

Drilling and oil field services	632	7,916
Midstream	15,221	23,975
Other - general	15,319	45,933

Total capital expenditures, excluding acquisitions	388,712	569,658

Acquisitions	5,048	10,511

Total capital expenditures	$393,760	$580,169

Plugging and abandonment	$40,114	$3,421

Derivative Contracts

The tables below set forth the company’s consolidated oil and natural gas price and basis swaps and collars for the years 2013 through 2015 as of May 1, 2013 and include contracts that have been novated to, or the benefits of which have been conveyed to, SandRidge sponsored royalty trusts.

	Quarter Ending
	6/30/2013	9/30/2013	12/31/2013
Oil (MMBbls):

Swap Volume	3.27	3.12	3.10
Swap	$99.26	$99.27	$99.11

Collar Volume	0.04	0.04	0.04
Collar: High	$102.50	$102.50	$102.50
Collar: Low	$80.00	$80.00	$80.00

LLS Basis Volume	0.27	—	—
Swap	$12.51	—	—

Natural Gas (Bcf):

Swap Volume	14.13	16.10	12.42
Swap	$4.08	$4.10	$4.11

Collar Volume	1.71	1.72	1.72
Collar: High	$6.71	$6.71	$6.71
Collar: Low	$3.78	$3.78	$3.78

	Year Ending
	12/31/2013	12/31/2014	12/31/2015
Oil (MMBbls):

Swap Volume	14.01	7.51	5.08
Swap	$98.68	$92.43	$83.69

Collar Volume	0.17	—	—
Collar: High	$102.50	—	—
Collar: Low	$80.00	—	—

Three-way Collar Volume	—	8.21	2.92
Call Price	—	$100.00	$103.13
Put Price	—	$90.20	$90.82
Short Put Price	—	$70.00	$73.13

LLS Basis Volume	0.54	—	—
Swap	$13.83	—	—

Natural Gas (Bcf):

Swap Volume	42.65	—	—
Swap	$4.10	—	—

Collar Volume	6.86	0.94	1.01
Collar: High	$6.71	$7.78	$8.55
Collar: Low	$3.78	$4.00	$4.00

Balance Sheet

The company’s capital structure at March 31, 2013 and December 31, 2012 is presented below:

	March 31, 2013	December 31, 2012
	(in thousands)
Cash and cash equivalents	$1,308,733	$309,766

Current maturities of long-term debt	$—	$—
Long-term debt (net of current maturities)
Senior credit facility	—	—
Senior Notes
9.875% Senior Notes due 2016, net	—	356,657
8.0% Senior Notes due 2018	—	750,000
8.75% Senior Notes due 2020, net	444,275	444,127
7.5% Senior Notes due 2021	1,179,230	1,179,328
8.125% Senior Notes due 2022	750,000	750,000
7.5% Senior Notes due 2023, net	821,038	820,971

Total debt	3,194,543	4,301,083

Stockholders’ equity
Preferred stock	8	8
Common stock	479	476
Additional paid-in capital	5,237,821	5,228,019
Treasury stock, at cost	(8,974)	(8,602)
Accumulated deficit	(3,344,269)	(2,851,048)

Total SandRidge Energy, Inc. stockholders’ equity	1,885,065	2,368,853

Noncontrolling interest	1,390,427	1,493,602

Total capitalization	$6,470,035	$8,163,538

During the first quarter of 2013, the company’s debt, net of cash balances, decreased by approximately $2.1 billion as a result of closing the Permian sale, redeeming $1.1 billion of senior notes, and funding the company’s drilling program. On May 1, 2013, the company had no amount drawn under its $775 million senior credit facility and approximately $1.26 billion of cash, leaving approximately $2 billion of available liquidity. The company was in compliance with all applicable covenants contained in its debt agreements during the three months ended March 31, 2013 and through and as of the date of this release.

2013 Operational Guidance: The company is updating its guidance for 2013.

	Year Ending December 31, 2013
	Projection as of February 28, 2013	Projection as of May 7, 2013
Production
Oil (MMBbls) (1)	15.9	15.5
Natural Gas (Bcf)	110.4	103.2

Total (MMBoe)	34.3	32.7

Differentials
Oil (1)	$8.50	$8.50
Natural Gas	0.45	0.45

Costs per Boe
Lifting	$14.50 - $16.50	$14.50 - $16.50
Production Taxes	1.00 - 1.20	1.00 - 1.20
DD&A - oil & gas	16.50 - 18.30	17.10 - 18.90
DD&A - other	1.80 - 2.00	2.00 - 2.20

Total DD&A	$18.30 - $20.30	$19.10 - $21.10
G&A - cash	4.00 - 4.45	4.10 - 4.55
G&A - stock	1.35 - 1.50	1.10 - 1.25

Total G&A	$5.35 - $5.95	$5.20 - $5.80
Interest Expense	$8.10 - $9.10	$8.30 - $9.30
EBITDA from Oilfield Services, Midstream and Other ($ in millions) (2)	$30	$20

Adjusted Net Income Attributable to Noncontrolling Interest ($ in millions) (3)	$150	$140
P&A Cash Cost ($ in millions)	$120	$120

Corporate Tax Rate (4)	0%	0%
Deferral Rate	0%	0%

Shares Outstanding at End of Period (in millions)
Common Stock	498	498
Preferred Stock (as converted)	90	90

Fully Diluted	588	588

Capital Expenditures ($ in millions)
Exploration and Production	$1,450	$1,230
Land and Seismic	100	100

Total Exploration and Production	$1,550	$1,330
Oil Field Services	30	15
Midstream and Other	170	105

Total Capital Expenditures (excluding acquisitions)	$1,750	$1,450

(1)	Includes NGLs.
(2)

EBITDA from Oilfield Services, Midstream and Other is a non-GAAP financial measure as it excludes from net income interest expense, income tax expense and depreciation, depletion and amortization. The most directly comparable GAAP measure for EBITDA from Oilfield Services, Midstream and Other is Net Income from Oilfield Services, Midstream and Other. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods and/or does not forecast the excluded items on a segment basis.

(3)

Adjusted Net Income Attributable to Noncontrolling Interest is a non-GAAP financial measure as it excludes unrealized gain or loss on derivative contracts and gain or loss on sale of assets. The most directly comparable GAAP measure for Adjusted Net Income Attributable to Noncontrolling Interest is Net Income Attributable to Noncontrolling Interest. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.

(4)	As a result of the Permian divestiture, the company expects to incur cash income taxes of approximately $5 million in 2013 with a corresponding expense included in Net Income.

2013 Guidance Update: The updated guidance gives effect to the revised capital expenditure plan. SandRidge estimates production of approximately 32.7 MMBoe and capital expenditures of $1.45 billion in 2013. A majority of SandRidge’s planned capital expenditures will fund its Mississippian program, where the company plans to drill approximately 425 horizontal producers and 44 disposal wells in 2013. The remaining 2013 drilling capital will be used in the company’s offshore properties and to drill approximately 220 wells associated with the SandRidge Permian Trust development program. The G&A guidance presented for 2013 excludes one-time items. The company has implemented initiatives to reduce G&A expenses targeting an annual run-rate of $150 million by the fourth quarter of 2013. Additional 2013 Guidance detail is available on the company’s website, www.sandridgeenergy.com, under Investor Relations/Guidance.

Non-GAAP Financial Measures

Operating cash flow, adjusted EBITDA, adjusted net (loss applicable) income available to common stockholders and adjusted net income attributable to noncontrolling interest are non-GAAP financial measures.

The company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities and adjusted for cash received (paid) on financing derivatives. It defines EBITDA as net (loss) income before income tax expense, interest expense and depreciation, depletion and amortization and accretion of asset retirement obligations. Adjusted EBITDA, as presented herein, is EBITDA excluding interest income, realized losses on early settlements of derivative contracts, non-cash realized losses on amended derivative contracts, non-cash realized (gains) losses on financing derivative contracts, loss on sale of assets, transaction costs, legal settlements, consent solicitation fees, severance, loss on extinguishment of debt and other various non-cash items (including non-cash portion of noncontrolling interest, stock-based compensation and unrealized losses on derivative contracts).

Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Management also uses the supplemental financial measure of adjusted net (loss applicable) income available to common stockholders, which excludes unrealized losses on derivative contracts, realized losses on early settlements of derivative contracts, tax expense resulting from divestiture, financing commitment fees, non-cash realized (gains) losses on financing derivative contracts, transaction costs, legal settlements, consent solicitation fees, loss on extinguishment of debt, non-cash realized losses on amended derivative contracts, severance and loss on sale of assets from loss applicable to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net (loss applicable) income available to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for loss applicable to common stockholders.

The supplemental measure of adjusted net income attributable to noncontrolling interest is used by the company’s management to measure the impact on the company’s financial results of the ownership by third parties of interests in the company’s less than wholly-owned consolidated subsidiaries. Adjusted net income attributable to noncontrolling interest excludes the portion of unrealized loss on commodity derivative contracts, legal settlements and loss on sale of assets attributable to third party ownership in less than wholly-owned consolidated subsidiaries from net (loss) income attributable to noncontrolling interest. Adjusted net income attributable to noncontrolling interest is not a measure of financial performance under GAAP and should not be considered a substitute for net (loss) income attributable to noncontrolling interest.

The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA and adjusted EBITDA, adjusted net (loss applicable) income available to common stockholders, and adjusted net income attributable to noncontrolling interest.

Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net cash provided by operating activities	$121,457	$230,910

Add (deduct)
Cash received (paid) on financing derivatives	3,208	(1,634)
Changes in operating assets and liabilities	56,921	(77,787)

Operating cash flow	$181,586	$151,489

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net loss	$(479,340)	$(218,178)

Adjusted for
Income tax expense	4,429	71
Interest expense (1)	88,834	68,421
Depreciation and amortization - other	15,336	14,513
Depreciation and depletion - oil and natural gas	157,526	87,066
Accretion of asset retirement obligation	9,779	2,607

EBITDA	(203,436)	(45,500)

Interest income	(529)	(102)
Stock-based compensation	11,312	10,523
Unrealized losses on derivative contracts	22,417	127,836
Realized losses on early settlements of derivative contracts - Permian	29,623	—
Non-cash realized losses on amended derivative contracts	—	117,108
Non-cash realized (gains) losses on financing derivative contracts	(40)	1,344
Other non-cash income	(108)	(2,177)
Loss on sale of assets (2)	398,174	3,080
Transaction costs	624	2,901
Legal settlements	1,178	—
Consent solicitation fees	13,463	—
Severance	10,397	—
Loss on extinguishment of debt	82,005	—
Non-cash portion of noncontrolling interest (3)	(95,227)	(29,594)

Adjusted EBITDA	$269,853	$185,419

(1)	Excludes unrealized gains on interest rate swaps of $2.4 million and $1.4 million for the three-month periods ended March 31, 2013 and 2012.
(2)	Includes loss on sale of Permian oil and natural gas assets of approximately $399.1 million for the three-month period ended March 31, 2013.
(3)

Represents depreciation and depletion, loss on sale of Permian Properties, unrealized losses on commodity derivative contracts, legal settlement and income tax expense attributable to noncontrolling interests.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net cash provided by operating activities	$121,457	$230,910

Changes in operating assets and liabilities	56,921	(77,787)
Interest expense (1)	88,834	68,421
Realized losses on early settlements of derivative contracts - Permian	29,623	—
Transaction costs	624	2,901
Legal settlements	1,178	—
Consent solicitation fees	13,463	—
Severance	2,781	—
Noncontrolling interest - SDT (2)	(11,303)	(13,922)
Noncontrolling interest - SDR (2)	(16,927)	—
Noncontrolling interest - PER (2)	(15,100)	(17,699)
Noncontrolling interest - Other (2)	22	73
Other non-cash items	(1,720)	(7,478)

Adjusted EBITDA	$269,853	$185,419

(1)	Excludes unrealized gains on interest rate swaps of $2.4 million and $1.4 million for the three-month periods ended March 31, 2013 and 2012.
(2)

Excludes depreciation and depletion, loss on sale of Permian Properties, unrealized losses on commodity derivative contracts, legal settlement and income tax expense attributable to noncontrolling interests.

Reconciliation of Loss Applicable to Common Stockholders to Adjusted Net (Loss Applicable)

Income Available to Common Stockholders

	Three Months Ended March 31,
	2013	2012
	(in thousands, except per share data)
Loss applicable to common stockholders	$(493,221)	$(232,059)

Tax expense resulting from divestiture	4,359	—
Unrealized losses on derivative contracts (1)	13,751	105,817
Realized losses on early settlements of derivative contracts - Permian	29,623	—
Non-cash realized losses on amended derivative contracts	—	117,108
Non-cash realized (gains) losses on financing derivative contracts	(40)	1,344
Loss on sale of assets (1)	326,434	3,080
Transaction costs	624	2,901
Legal settlements (1)	778	—
Consent solicitation fees	13,463	—
Severance	10,397	—
Financing commitment fees	—	10,875
Loss on extinguishment of debt	82,005	—
Other non-cash income	(85)	(1,785)
Effect of income taxes	63	79

Adjusted net (loss applicable) income available to common stockholders	(11,849)	7,360
Preferred stock dividends	13,881	13,881

Total adjusted net income	$2,032	$21,241

Weighted average number of common shares outstanding

Basic	477,826	400,597
Diluted (2)	569,126	500,116

Total adjusted net (loss) income
Per share - basic	$(0.02)	$0.02

Per share - diluted	$0.00	$0.04

(1)	Excludes amounts attributable to noncontrolling interests.
(2)	Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating earnings per share in accordance with GAAP.

Reconciliation of Net (Loss) Income Attributable to Noncontrolling Interest to Adjusted Net

Income Attributable to Noncontrolling Interest

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net (loss) income attributable to noncontrolling interest	$(51,919)	$1,954

Loss on sale of assets - Permian	71,740	—
Legal settlement	400	—
Unrealized loss on commodity derivative contracts	8,666	22,019

Adjusted net income attributable to noncontrolling interest	$28,887	$23,973

Conference Call Information

The company will host a conference call to discuss these results on Wednesday, May 8, 2013 at 8:00 am CDT. The telephone number to access the conference call from within the U.S. is 800-237-9752 and from outside the U.S. is 617-847-8706. The passcode for the call is 65503814. An audio replay of the call will be available from May 8, 2013 until 11:59 pm CDT on June 7, 2013. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 81209355.

A live audio webcast of the conference call also will be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.

Conference Participation

SandRidge Energy, Inc. will participate in the following upcoming events:

•	May 13, 2013 – Susquehanna 2013 Energy Conference; NYC, NY

•	May 21, 2013 – Barclays High Yield Bond and Syndicated Loan Conference 2013; Chicago, IL

•	June 3, 2013 – 2013 RBC Capital Markets’ Energy and Power Conference; NYC, NY

At 8:00 am Central Time on the day of each presentation, the corresponding slides and any webcast information will be accessible on the Investor Relations portion of the company’s website at www.sandridgeenergy.com. Please check the website for updates regularly as this schedule is subject to change. Also, please note that SandRidge Energy, Inc. intends for its website to be used as a reliable source of information for all future events in which it may participate as well as updated presentations regarding the company. Slides and webcasts (where applicable) will be archived and available for at least 30 days after each use or presentation.

Second Quarter 2013 Earnings Release and Conference Call

August 6, 2013 (Tuesday) – Earnings press release after market close

August 7, 2013 (Wednesday) – Earnings conference call at 8:00 am CDT

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Revenues
Oil and natural gas	$478,017	$341,365
Drilling and services	17,370	29,309
Midstream and marketing	13,032	8,306
Other	3,271	2,655

Total revenues	511,690	381,635

Expenses
Production	132,501	83,310
Production taxes	9,439	12,254
Cost of sales	16,317	17,560
Midstream and marketing	11,803	7,954
Depreciation and depletion - oil and natural gas	157,526	87,066
Depreciation and amortization - other	15,336	14,513
Accretion of asset retirement obligations	9,779	2,607
General and administrative	79,444	50,301
Loss on derivative contracts	40,897	254,646
Loss on sale of assets	398,174	3,080

Total expenses	871,216	533,291

Loss from operations	(359,526)	(151,656)

Other income (expense)
Interest expense	(85,910)	(66,965)
Loss on extinguishment of debt	(82,005)	—
Other income, net	611	2,468

Total other expense	(167,304)	(64,497)

Loss before income taxes	(526,830)	(216,153)
Income tax expense	4,429	71

Net loss	(531,259)	(216,224)
Less: net (loss) income attributable to noncontrolling interest	(51,919)	1,954

Net loss attributable to SandRidge Energy, Inc.	(479,340)	(218,178)
Preferred stock dividends	13,881	13,881

Loss applicable to SandRidge Energy, Inc. common stockholders	$(493,221)	$(232,059)

Loss per share
Basic	$(1.03)	$(0.58)

Diluted	$(1.03)	$(0.58)

Weighted average number of common shares outstanding
Basic	477,826	400,597

Diluted	477,826	400,597

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,308,733	$309,766
Accounts receivable, net	389,399	445,506
Derivative contracts	25,693	71,022
Costs in excess of billings	6,735	11,229
Prepaid expenses	40,159	31,319
Restricted deposit	—	255,000
Other current assets	18,439	19,043

Total current assets	1,789,158	1,142,885
Oil and natural gas properties, using full cost method of accounting
Proved	9,975,304	12,262,921
Unproved	548,923	865,863
Less: accumulated depreciation, depletion and impairment	(5,384,132)	(5,231,182)

	5,140,095	7,897,602

Other property, plant and equipment, net	595,511	582,375
Derivative contracts	25,219	23,617
Other assets	128,328	144,252

Total assets	$7,678,311	$9,790,731

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$672,372	$766,544
Billings and estimated contract loss in excess of costs incurred	5,798	15,546
Derivative contracts	12,970	14,860
Asset retirement obligations	91,113	118,504
Deposit on pending sale	—	255,000

Total current liabilities	782,253	1,170,454
Long-term debt	3,194,543	4,301,083
Derivative contracts	40,384	59,787
Asset retirement obligations	367,456	379,906
Other long-term obligations	18,183	17,046

Total liabilities	4,402,819	5,928,276

Commitments and contingencies
Equity
SandRidge Energy, Inc. stockholders’ equity
Preferred stock, $0.001 par value, 50,000 shares authorized
8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding at March 31, 2013 and December 31, 2012; aggregate liquidation preference of $265,000	3	3
6.0% Convertible perpetual preferred stock; 2,000 shares issued and outstanding at March 31, 2013 and December 31, 2012; aggregate liquidation preference of $200,000	2	2
7.0% Convertible perpetual preferred stock; 3,000 shares issued and outstanding at March 31, 2013 and December 31, 2012; aggregate liquidation preference of $300,000	3	3
Common stock, $0.001 par value, 800,000 shares authorized; 494,605 issued and 493,327 outstanding at March 31, 2013 and 491,578 issued and 490,359 outstanding at December 31, 2012	479	476
Additional paid-in capital	5,242,821	5,233,019
Additional paid-in capital - stockholder receivable	(5,000)	(5,000)
Treasury stock, at cost	(8,974)	(8,602)
Accumulated deficit	(3,344,269)	(2,851,048)

Total SandRidge Energy, Inc. stockholders’ equity	1,885,065	2,368,853
Noncontrolling interest	1,390,427	1,493,602

Total equity	3,275,492	3,862,455

Total liabilities and equity	$7,678,311	$9,790,731

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(531,259)	$(216,224)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	172,862	101,579
Accretion of asset retirement obligations	9,779	2,607
Debt issuance costs amortization	3,008	2,538
Amortization of discount, net of premium, on long-term debt	672	635
Loss on extinguishment of debt	82,005	—
Deferred income taxes	4,359	—
Unrealized loss on derivative contracts	22,417	127,836
Realized loss on amended derivative contracts	—	117,108
Realized (gain) loss on financing derivative contracts	(3,190)	2,978
Loss on sale of assets	398,174	3,080
Stock-based compensation	19,850	11,371
Other	(299)	(385)
Changes in operating assets and liabilities	(56,921)	77,787

Net cash provided by operating activities	121,457	230,910

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(421,876)	(601,841)
Acquisitions of assets	(5,048)	(10,511)
Proceeds from sale of assets	2,559,374	269,008

Net cash provided by (used in) investing activities	2,132,450	(343,344)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of borrowings	(1,115,500)	(257)
Premium on debt redemption	(61,997)	—
Debt issuance costs	(91)	(7,223)
Proceeds from the sale of royalty trust units	—	98,849
Noncontrolling interest distributions	(51,256)	(32,740)
Stock-based compensation excess tax benefit	—	7
Purchase of treasury stock	(12,041)	(7,144)
Dividends paid - preferred	(17,263)	(17,263)
Cash received (paid) on settlement of financing derivative contracts	3,208	(1,634)

Net cash (used in) provided by financing activities	(1,254,940)	32,595

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	998,967	(79,839)
CASH AND CASH EQUIVALENTS, beginning of year	309,766	207,681

CASH AND CASH EQUIVALENTS, end of year	$1,308,733	$127,842

Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$(127,181)	$(57,174)
Cash received for income taxes	476	83

Supplemental Disclosure of Noncash Investing and Financing Activities
Deposit on pending sale	$(255,000)	$—
Change in accrued capital expenditures	$(33,164)	$(32,183)
Change in preferred stock dividends payable	$(3,382)	$(3,382)
Adjustment to oil and natural gas properties for estimated contract loss	$—	$10,000
Asset retirement costs capitalized	$1,102	$1,377

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of net income and EBITDA, drilling plans, oil and natural gas production, derivative transactions, shares outstanding, pricing differentials, operating costs and capital spending, plugging and abandonment costs, tax rates, liquidity, and descriptions of our development plans. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in (a) Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011, (b) comparable “risk factors” sections of our Quarterly Reports on Form 10-Q filed thereafter, and (c) Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and conduct marketing operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Mid-Continent, Gulf of Mexico, West Texas and Gulf Coast regions. SandRidge’s internet address is www.sandridgeenergy.com.